                                   EXHIBIT 22.



                                               STATE OF
              SUBSIDIARY                     INCORPORATION         TAX ID #
              ----------                     -------------        ----------

Clearwater Medical Services, Inc.               Florida           59-3120188
Clinical Diagnostic Center, Inc.                Florida           59-3119952
Medical Technology Systems, Inc.                Delaware          59-2740462
Performance Pharmacy Systems, Inc.              Florida           59-3146550
MTS Packaging Systems, Inc.                     Florida           59-3150941
Vangard Labs, Inc.                              Kentucky          61-0658846
Vangard Pharmaceutical Packaging, Inc.          Florida           59-3126068
Medication Management Systems, Inc.             Florida           59-3228602
Glasgow Pharmaceutical Corporation              Florida           61-1248298
Medication Management  Technologies, Inc.       Florida           59-3308518
Medical Technologies Laboratories, Inc.         Florida           59-3120190
MTS Sales & Marketing, Inc.                     Florida           59-3298577
Systems Professionals, Inc.                     Florida           59-2557872